UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 4, 2013

SANWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-27715	94-3342064
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5103 South Sheridan Road, Suite 585 Tulsa, OK		74145
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 1-800-243-1254

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Sanwire Corporation Signs $7,500,000 Equity Financing Agreement with Institutional Investor Magna Group

Tulsa, OK -- (September 4, 2013) – Sanwire Corporation (OTCQB: SNWR) (“Sanwire” or the “Company”), a global provider of wireless communications services and data solutions is pleased to announce the Company has entered into a common stock purchase agreement for a $7,500,000 Equity Enhancement Program with Magna Group affiliate fund, Hanover Holdings I, LLC (“Magna”), headquartered in New York, NY.

The equity financing is being provided through Magna’s Equity Enhancement Program, a Magna Group proprietary product.  The program allows, but does not obligate, the Company to issue and sell up to $7,500,000 worth of the Company’s common stock over a 36-month term following the effectiveness of a registration statement the Company has agreed to file with the Securities and Exchange Commission. The Company has filed an 8-K with the Securities and Exchange Commission further detailing the transaction.

“This equity financing transaction provides Sanwire with the capital to execute on its business plan and grow organically while seeking strategic acquisitions,” stated Naiel Kanno, President and CEO of Sanwire. “Magna’s innovative Equity Enhancement Program allows maximum flexibility for Sanwire to allocate its capital effectively and pursue its business objectives.”

Joshua Sason, founder and chief executive officer of Magna Group, expressed the firm’s enthusiasm from New York: “Our Equity Enhancement Program was designed to support the growth and business objectives of small- and mid-cap companies just like Sanwire. With the company’s strong management team and business plan, we worked collaboratively to build a customized solution through which the firm can get the capital they need at their own discretion. We look forward to building a long-lasting strategic partnership with Sanwire.”

About Sanwire Corporation

Sanwire is a global provider of wireless communications services, data solutions, and application software/hardware. Sanwire’s vertically integrated portfolio of solutions target a diverse array of enterprises and multiple disciplines with one goal in mind - deliver efficient and reliable communications. For more information, visit www.sanwire.net. Sanwire has two wholly owned subsidiaries in its current portfolio, iPTerra Technologies and Aero Networks. iPTerra is a designer, developer, manufacturer and marketer of a real-time 2-way wireless and/or wireline communications, and mine-safety solution for the global mining and industrial industry (www.ipterra.net) . Aero Networks provides advanced telecommunications and broadband services to rural communities and Native American tribes with focus on public safety, education and healthcare sectors. Aero is a pioneer in delivering 4G/LTE, TV White Space, and advanced wireless technologies (www.aeronetworks.net).

About Magna Group

Magna Group is a cutting edge global investment firm that makes innovative investments and forges lasting partnerships amidst a constant drive to identify the most exciting opportunities, worldwide. Founded in 2009 by Joshua Sason, the firm was established to identify and creatively invest in structured opportunities in micro and small-cap public companies. Magna Group quickly built a stellar reputation in the marketplace and amongst portfolio companies for its focus on building relationships and transacting ethically. Today, Magna Group is widely recognized as a global leader in small and lower-middle market structured finance and continues to expand and broaden its strategic focus. In addition to its core activities in structured finance, the firm either solely owns or is a partner in private equity and venture entities that invest and operate in Entertainment, Legal Finance, Aviation and Hospitality. Please visit www.magnagroupcapital.com for more information.

Contact:

Gross Capital, Inc.

Barry Gross

(361) 949-4999

IR@sanwire.net

Certain statements included in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations.